EXHIBIT 23.1

             CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Bell Atlantic Corporation on this Form S-8 of our report dated February 9, 1999, on our audits of the consolidated financial statements and financial statement schedule of Bell Atlantic Corporation and its subsidiaries as of December 31, 1998 and December 31, 1997, and for each of the three years in the period ended December 31, 1998, which report is included in the Annual Report on Form 10-K of Bell Atlantic Corporation for the year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 31, 1999